List of principal subsidiaries

The following table sets forth the name and jurisdiction of incorporation of, and our ownership and voting interest (if different) in, our principal operating subsidiaries and other principal interests as of February 29, 2008.

Name of Subsidiaries and other principal interests	Country of incorporation	Percentage ownership/ voting interest as per December 31
KPN ICT Services B.V.:	The Netherlands	100.0
Getronics N.V.	The Netherlands	~99.0
KPN B.V.:	The Netherlands	100.0
KPN EuroRings B.V.	The Netherlands	100.0
Infonet Nederland B.V.	The Netherlands	100.0
XS4ALL Holding B.V.	The Netherlands	100.0
Green ISP B.V.	The Netherlands	100.0
iBasis Inc.	USA	51.0
Telfort B.V.	The Netherlands	100.0
Sympac B.V.	The Netherlands	100.0
KPN Telecommerce B.V.:	The Netherlands	100.0
SNT Nederland B.V.	The Netherlands	100.0
SNT Deutschland A.G.	Germany	100.0
KPN Mobile Holding B.V.:	The Netherlands	100.0
E-Plus Mobilfunk Geschäftsführungs GmbH	Germany	100.0
– E-Plus Mobilfunk GmbH & Co.KG	Germany	22.5
KPN Mobile N.V.:	The Netherlands	100.0
– KPN Mobile International B.V.	The Netherlands	100.0
– BASE N.V./S.A.	Belgium	100.0
– Versatel Belgium N.V.	Belgium	100.0
– Tele 2 Belgium N.V.	Belgium	100.0
– E-Plus Mobilfunk GmbH & Co.KG	Germany	77.5